Exhibit No. 21

                          JOURNAL COMMUNICATIONS, INC.
                         Subsidiaries of the Registrant

   The following list shows the subsidiaries of the Registrant as of March 31, 1998, their respective states of incorporation and the percentage of voting securities of each subsidiary owned by its immediate parent. All companies listed have been included in the consolidated financial statements filed herewith.
                                                          Percent of Voting
                                                           Securities Owned
                                    State/Country          by Registrant or
   Subsidiary                      of Incorporation        Immediate Parent

   Journal Sentinel Inc.              Wisconsin           100% by Registrant
   Journal Broadcast Corporation      Nevada              100% by Registrant
   NorthStar Print Group, Inc.        Wisconsin           100% by Registrant
   Add, Inc.                          Wisconsin           100% by Registrant
   Norlight Telecommunications, Inc.  Wisconsin           100% by Registrant
   PrimeNet Marketing Services, Inc.  Minnesota           100% by Registrant
   Trumbull Printing, Inc.            Connecticut         100% by Registrant
   IPC Communication Services, Inc.   Michigan            100% by Registrant
   Journal Broadcast Group, Inc.      Wisconsin           100% by Journal
                                                           Broadcast
                                                           Corporation
   Hometown Publications, Inc.        Connecticut         100% by Add, Inc.
   Label Products & Design, Inc.      Wisconsin           100% by NorthStar
                                                           PrintGroup
   Mega Direct, Inc.                  Wisconsin           100% by PrimeNet
                                                           Marketing
   Community Newspapers, Inc.         Wisconsin           100% by Add, Inc.
   Mega Direct Holdings, Inc.         Nevada              100% by Add, Inc.
   Auto Mart Publications, Inc.       Ohio                100% by Add, Inc.
   Nordoc Software Services, S. A.    France              99% by IPC
                                                           Communication
                                                           Services*
   Nordoc Europe B.V.                 Netherlands         99% by IPC
                                                          Communication
                                                           Services*

   ___________________________
   * 1 % by other subsidiaries of the Registrant


   The Registrant has no controlling parent. Twelve million nine hundred and sixty thousand (12,960,000) shares, or ninety percent (90%), of the Registrant's issued common stock at December 31, 1997, are owned of record by the Trust. The right to vote these shares in most instances resides in the employees who hold Units of beneficial interest in that trust. Accordingly, the Registrant is not controlled by the Trust and does not consider it to be a "parent" of the Registrant within the meaning of Regulation 12b-2. See Item 12 "Security Ownership of Certain Beneficial Owners and Management."